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                                                                    EXHIBIT 23.1


                          INDEPENDENT AUDITORS' CONSENT


The Board of Directors of Learn2.com, Inc. (formerly known as 7th Level, Inc.):


         We consent to the incorporation by reference herein of our report, dated January 30, 1998, related to the consolidated balance sheet of 7th Level, Inc. (currently Learn2.com, Inc.) and subsidiaries as of December 31, 1997, and the related consolidated statements of operations, stockholders' equity, and cash flows and the financial statement schedule for each of the years in the two-year period then ended, which report appears in the December 31, 1998 Annual Report on Form 10-K/A of 7th Level, Inc. (currently Learn2.com, Inc.) and our report, dated January 30, 1998, related to the supplementary consolidated balance sheet of Learn2.com, Inc. (formerly known as 7th Level, Inc.) and subsidiaries as of December 31, 1997, and the related supplementary consolidated statements of operations, stockholders' equity and cash flows for each of the years in the two-year period then ended, which report appears in the Current Report on Form 8-K of Learn2.com, Inc. (formerly known as 7th Level, Inc.) dated July 19, 1999.

         Our reports contain explanatory paragraphs that state that the Company has suffered recurring losses since inception and does not currently have sufficient resources to meet its anticipated operating requirements during 1998, which conditions raise substantial doubt about the Company's ability to continue as a going concern. The consolidated financial statements and financial statement schedule and supplementary consolidated financial statements do not include any adjustments that might result from the outcome of these uncertainties.

                                     /S/ KPMG LLP
                                     -----------------------
                                     KPMG LLP

Dallas, Texas
July 21, 1999